Exhibit 11.2

Acting with integrity

Celestica Business Conduct Governance

Celestica™

Our Values

Teamwork

We understand, learn from and work with each other to realize a greater future.

Ingenuity

We set the standard for creativity, innovation and outcomes.

Confidence

We seek solutions and proudly stand behind our work.

Care

We are a trusted partner driven by accountability, integrity and respect.

Table of Contents

A message from Rob Mionis 1
Introducing the BCG 2

Conducting myself ethically 3

Record keeping and financial reporting 4
Celestica's policies on discrimination, harassment and substance abuse 5
Ethics Decision Tree 6

Conducting our business and contributing to our communities 7

Fair dealings – customers and suppliers 7
Celestica's policies on bribes and gifts 8
Understanding corporate bribes 9
Avoiding conflicts of interest 10
Celestica's reputation as a good corporate citizen 11

Safeguarding our assets 12

Acceptable use of Celestica's assets 12
Confidentiality and data privacy 13

Complying with the law, personal accountability and violations 14

Insider trading 14
Trade compliance 15

Speaking up or asking for help 16

How to report violations 16

NOVEMBER 2017

Dear Colleagues,

At Celestica, our reputation is our most valuable asset. At the core of our reputation are our employees around the globe, who hold themselves accountable to our key values of teamwork, ingenuity, confidence and care.
I want every employee to be proud to work for a company that is committed to ensuring that all employees work with one another, and with our customers, suppliers, partners, shareholders and communities, in a way that is ethical and responsible.

To achieve this, we abide by our Values and the business ethics outlined in our Business Conduct Governance Policy (BCG) and the Responsible Business Alliance (RBA) Code of Conduct. Through these policies, we have set standards to ensure that we all do the right thing.
Each of us plays a key role in ensuring the integrity of this organization. It is our collective responsibility to report behaviour or actions that conflict with our ethical standards. Employees are encouraged to speak to their manager or to Human Resources, or to email compliance@celestica.com, should they have a question or concern regarding an ethical matter. Employees may also report a concern through Celestica’s toll-free Ethics Hotline or secure online web-based tool.
Remember, acting with integrity is ultimately about ensuring that Celestica remains a place where we are all proud to work. With your help, I am confident that Celestica will maintain its reputation as a trusted partner to our customers and an ethical and responsible corporate citizen.

Thank you for your commitment.

Rob Mionis President and Chief Executive Officer

1 | Celestica Business Conduct Governance

Introducing the BCG

Celestica builds trusted relationships and solves complex technology challenges to help our customers realize greater value, potential and outcomes. To deliver on this promise, I must act with integrity and deal with my colleagues, customers, suppliers, partners, shareholders and communities, ethically and responsibly.

This BCG policy describes Celestica's approach to doing business and describes the ethical and legal standards to which I, as a Celestica employee, am expected to commit. This commitment is more than a source of pride – it is central to who we are. The BCG identifies policies to help me live up to these expectations, provides examples of what the policies mean and tells me when to ask questions, where to go for help and why ethical and legal conduct is important.

2 | Celestica Business Conduct Governance

2 | Celestica Business Conduct Governance

Ethics are a key part of our Values at Celestica. Acting ethically means doing the right thing. We all want to do what is right, for ourselves and for Celestica. The BCG helps guide me by defining my responsibilities to Celestica and my colleagues, customers, suppliers, governments and communities.

I act with integrity
I know that everything I say and do impacts my reputation - and Celestica’s reputation. I understand that if my actions negatively affect Celestica’s interests and reputation, I may be subject to disciplinary action, up to and including dismissal. I am committed to upholding our Values and policies, including the BCG. I am honest and fair in my dealings with colleagues, customers, suppliers, competitors and the community.

I speak for myself, not Celestica
I know that I should never make public statements about Celestica by speaking with the media or through internet-based social networking tools unless I am authorized to do so. If I am not authorized to speak publicly on Celestica’s behalf, I understand that I should direct any questions or inquiries from the media or others to the Communications Department.

I ensure our financial integrity
As a public company, Celestica’s records and accounts must conform to our required accounting principles and system of internal controls. I never make false or misleading entries in any financial statements, records and accounts. I fully cooperate with all audits and investigations internally or as requested by external auditors and regulators and provide truthful and accurate information. I never conceal, alter or destroy documents or records that have been lawfully requested or are required as part of an investigation. I ensure that business records for which I’m responsible are treated in accordance with Celestica’s Record Management Policy

As a Celestica employee, I understand that the BCG requires me to:

•
Earn customer loyalty by delivering on my promises
•
Obtain and conduct business legally and ethically
•
Make business decisions based on Celestica’s best interests
•
Report business conduct concerns immediately
•
Obey the law

3 | Celestica Business Conduct Governance

Dishonest reporting looks like…
Sue attempted to obtain medical coverage for her adult children by submitting a form claiming that her children were full-time students. In fact, her children were no longer students. By submitting a falsified claim, Sue is acting unethically and is defrauding the company.

I make accurate and honest reports
Ensuring accurate and complete business and financial records is not just the responsibility of accounting and finance employees.
At Celestica, the accuracy of records - from time records and expense reports to benefits claims forms and resumes - is everyone’s responsibility. When I keep accurate records and make honest reports,
I support Celestica’s reputation and help ensure that we meet our legal and regulatory obligations. I understand that providing inaccurate or misleading information could lead to civil or criminal action against Celestica and me.

I am an ethical leader
As a Celestica manager, I am expected to be an ethical leader. I am responsible for setting a good example, encouraging an environment of open and honest communication without fear of retaliation and taking prompt action when ethical issues are brought to my attention. Managers are expected to set a tone of integrity, never directing employees to achieve results by taking actions that are in violation of Celestica policies, the BCG or the law. Managers also have a responsibility for properly approving a variety of transactions on behalf of Celestica. As a manager, I must ensure that policy requirements are met. Business results are never more important than ethical conduct and compliance with Celestica’s policies, the BCG and the law.

4 | Celestica Business Conduct Governance

I support an environment free from discrimination and harassment
Celestica is a great place to work when all employees contribute to a safe, clean, healthy and secure environment. We are all accountable for ensuring that our culture is free from discrimination and harassment based on race, colour, religion, gender, gender identity, citizenship and/or origin, age, disability, sexual orientation, marital status or other factors. I understand that Celestica has zero tolerance for sexual advances, actions, comments or other inappropriate behaviour in the workplace that intimidates, offends or otherwise makes an employee feel uncomfortable. A safe and secure workplace also means a workplace free from violence. Threats (implicit or explicit), intimidation, and violence have no place at Celestica. When I observe or experience any of the behaviours and activities listed above, I know that it is my duty to report it immediately.

I support an environment free from substance abuse
I understand that the use of alcohol, drugs or other intoxicants may interfere with my abilities on the job. Moreover, Celestica is committed to a workplace free from intoxicants consistent with applicable laws, and prohibits the distribution, possession or use of illegal or unauthorized alcohol, drugs or other intoxicants on Celestica property. Furthermore, Celestica expects an employees’ judgment and decision-making to be clear and unimpaired by alcohol, drugs or other intoxicants. In addition to affecting an employee’s own work and decision-making capability, the use of intoxicants can create a significant risk to the safety of others and the welfare of our business.

Inappropriate behaviour looks like...
Grace and Jose were attending a work function. After the team building activity ended some of their peers suggested that they go to an adult entertainment venue together. Grace and Jose went along with the group but they felt uncomfortable and out of place at the venue. Attending such venues while representing Celestica is not aligned with our Values or BCG policy. In accordance with our Travel and Entertainment policy, expenses related to such venues will not be reimbursed by Celestica.

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This Decision Tree can be a useful tool when you are faced with a difficult decision.
The action may have serious consequences. Do not do it.	Contact Legal Department for guidance.

Ask yourself:

Is it legal?
NO
NOT SURE
YES
Does this comply with Celestica's BCG or other policies?
NO
NOT SURE
YES
Does this reflect Celestica's values and culture?
NO
NOT SURE
YES
Would you feel concerned if this appeared in a news headline?
YES
NOT SURE
NO
Could this adversely affect Celestica if all employees did it?
YES
NOT SURE
NO

The decision to move forward appears appropriate.

The action may have serious consequences. Do not do it.	Talk to your manager, your HR representative or the Compliance Department for guidance.
The action may have serious consequences. Do not do it.	Talk to your manager, your HR representative or the Compliance Department for guidance.
The action may have serious consequences. Do not do it.	Talk to your manager, your HR representative or the Compliance Department for guidance.
The action may have serious consequences. Do not do it.	Talk to your manager, your HR representative or the Compliance Department for guidance.

6 | Celestica Business Conduct Governance

I am committed to fair dealing
At Celestica, we deal with a broad variety of people and organizations - from customers and suppliers to educational institutions, governments and the community. Everyone I do business or have contact with is entitled to fair treatment, including competitors. I know that clear and honest communication is the key to ethical behaviour and building sound, lasting relationships within Celestica and with our external partners. I never misrepresent myself or Celestica to anyone.
Our Values recognize our suppliers as part of our team. That means I treat all of our suppliers equally and fairly, never exerting my influence to gain special treatment by or for a particular supplier. Our commitment to a fair selection process gives our suppliers confidence in our integrity and helps us maintain positive relationships with them.

I respect the rights of competitors
At Celestica, we believe in fair and open competition. While we compete aggressively, we comply with applicable antitrust and competition laws wherever we do business. I respect the rights of our competitors and deal fairly with them. I do not engage in unfair or illegal trade practices. I uphold Celestica’s policy to market our products and services on their merits, never disparaging our competitors or their products or services. I avoid false or misleading statements.
In some cases, a company may be a competitor as well as a customer or supplier. And from time to time, I may meet with, talk to and attend the same industry events as our competitors. I take extra care with these relationships and situations.

I never discuss confidential Celestica information with competitors or make agreements to:
•
Fix prices
•
Share information about pricing, profit margins, costs, sale terms, customers, promotions, discounts, marketing or strategic plans
•
Divide sales opportunities or territories
•
Not solicit each other’s customers
•
Not sell a particular product or service
•
‘Fix’ a competitive bidding process
•
Boycott a particular supplier or vendor

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Corporate bribes look like…
Mark is a buyer at Celestica. One of his suppliers, Bob, suggests that if Mark were to pull his business from a competing supplier and place a larger order with Bob’s company, he would offer Mark several “perks”.

I understand Celestica’s policies on bribes and gifts
Our policies, as well as the laws of most countries in which we do business, forbid us from making or accepting bribes for any purpose. Examples of bribes include direct cash payments, kickbacks or invoices for disguised expenses.
We base our decisions to purchase products and services from vendors, suppliers and others on criteria such as quality, price and reliability, and we expect that our customers will buy our products and services on the same basis. I understand that giving or receiving gifts and entertainment can potentially affect objectivity and judgment. I may give or accept gifts, meals, services and entertainment if they:
•
Are relatively infrequent and not excessive in value
•
Comply with applicable laws and are consistent with customary business practices or courtesies
•
Will not place me under any obligation to the person who gave the gift
•
Do not include cash
•
Are never given to, or received from, any government official

It is not always easy to define what is appropriate or not excessive when it comes to giving and receiving gifts. In these situations, I use my good judgment and ask myself the following questions:
•
Does the person to whom I’m planning to give a gift have a workplace policy that would prohibit it? When in doubt, I check.
•
Does it seem right? If not, I don’t take it, don’t give it or I ask for guidance in advance.
•
Do I accept a gift in a country where it is offensive to return or refuse it? In some countries, returning or refusing a gift would be offensive. If this occurs, I should accept the gift and immediately consult a manager for guidance on how the gift should be treated.

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Celestica will sacrifice business opportunities rather than pay bribes. Consider the following scenarios.

Questions and Answers
Question 1: One of my customers is planning a trip from her office in Southeast Asia to visit Celestica’s headquarters to meet with our executive management team. My customer told me that she expects to be reimbursed for all of her trip expenses, including personal expenses she plans to incur while touring the area. Can I approve this?
Answer 1: No. You may not approve reimbursement for the customer’s non- business-related expenses, such as sightseeing trips or plane tickets for family members. Celestica cannot pay for these expenses since doing so may create the appearance of bribery. All reimbursable expenses must be (1) strictly related to a bona-fide business purpose, (2) reasonable and (3) permissible under all applicable laws and Celestica policies.
Question 2: We use an agent to facilitate relations with local government officials. Recently he asked us to increase his commission significantly even though we have not expanded the scope of his responsibilities or asked him to perform additional work. I suspect he wishes to pass this money on to the local officials.
What should I do?
Answer 2: If you suspect that the agent is making illegal payments on Celestica’s behalf, the company is under an obligation to investigate whether this is the case and to halt any such payments. You should report your suspicions to the Legal or Compliance Department.
Question 3: I am told that in a particular country it is a common practice to pay a small gratuity to a customer prior to their purchase of a Celestica product.
Should I pay the gratuity so that I do not lose the business?
Answer 3: No. We do not engage in business that is available only through improper or illegal payments. The Legal and Compliance Departments should be contacted if you are unsure whether a requested payment is permitted. If you become aware of the use of gifts, bribes, gratuities, kickbacks, secret payments or inducements to anyone, including customers, their agents or employees (or members of their families), to generate business, you should immediately contact the Legal or Compliance Department.

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Examples of possible conflicts of interest include:
•
Having a financial interest in any organization Celestica does business with, including suppliers, competitors, customers and distributors
•
Capitalizing on opportunities discovered through the use of corporate property, information or position or using these for personal gain
•
Having a spouse, a member of my immediate family or someone else I am close to who works for a Celestica customer, supplier or competitor. This situation requires extra sensitivity and should be discussed with my manager
•
Providing assistance to or working for a Celestica competitor as an employee or consultant
•
Engaging in activities that conflict with Celestica’s business interests, such as commercially marketing competitive products or services
•
Acting as or representing a Celestica supplier without Celestica’s consent
•
Serving on a supplier or competitor’s Board of Directors without Celestica’s consent
•
Performing or soliciting outside work on Celestica property or while working on Celestica time
•
Using Celestica equipment, such as phones, materials, resources or confidential information, to perform outside work

I respect our relationships with government employees
At Celestica, we understand that what is an acceptable practice in a commercial environment may be unacceptable or illegal in our dealings with government employees. For example, some regulations prohibit or restrict gifts of meals or entertainment to government employees. I understand that it is my duty to be aware of and comply with the relevant laws and regulations that govern relationships between government, customers and suppliers.

I avoid conflicts of interest
When performing my job, I always act in the best interest of Celestica. Conflicts of interest arise when my personal interests and relationships interfere, or appear to interfere, with my ability to make decisions in the best interest of the company. Conflicts of interest can also arise when I take an action or have an interest that makes it difficult for me to perform my work objectively and effectively. If I am employed outside of Celestica, such employment cannot be in conflict with my responsibilities to Celestica or interfere with my ability to perform my job at Celestica. It is my responsibility to identify potential conflicts when they arise and to notify my manager, in accordance with the Conflict of Interest and Personal Relationship Policy.

I contribute to my community
Community involvement is a key component of our Values at Celestica. I am encouraged to be active in the civic life of my community through the donation of my time and funds.

10 | Celestica Business Conduct Governance

However, there are times when my community involvement can pose issues for Celestica, and I must exercise caution and act in the best interest of our company. For example:
•
If I serve on the board of a for-profit or not-for-profit organization, a conflict of interest may arise if I am confronted with a decision involving Celestica. If the board that I wish to serve on has any dealings with Celestica, I should consult with my manager first to determine if serving on the board would be a conflict of interest
•
If I speak out on public issues, I am speaking and acting as an individual and must not give the appearance that I am speaking on behalf of Celestica
•
If I participate in political activities, I understand that while I may take reasonable time off without pay for such activities, my manager must approve it. I understand that Celestica will not pay me for any time spent running for office, serving as an elected official or campaigning for a political candidate

I protect the environment
We all have a role to play in protecting the environment. I comply with all environmental standards, as well as Celestica’s environmental policies. If I observe any violation of environmental law or any action that concerns me, I will report it immediately.

I safeguard Celestica’s reputation as a good corporate citizen
I am committed to ethical behaviour beyond our offices and facilities and to collaborating with our partners to ensure that business is conducted fairly and ethically. As a member of the Responsible Business Alliance (RBA), we support and promote a common Code of Conduct for the electronics industry. Together with the RBA and its members, we are working to improve environmental and working conditions in our industry. We measure our compliance to the RBA Code of Conduct through a combination of internal and external audit assessments.

Violations of environmental regulations look like…
Sarah is responsible for the handling and proper disposal of hazardous wastes at Celestica. She knows what an expensive proposition this is - wouldn’t it be simpler and more cost- effective to simply dump the waste down the drain? One day, a frustrated Sarah does just that. By not properly disposing of hazardous waste, Sarah violated environmental regulations and put the water supply at serious risk.

11 | Celestica Business Conduct Governance

Examples of proprietary and confidential information
•
Business, financial, marketing and service plans
•
Employee information such as salary data or medical records
•
Customer lists
•
Customer or prospect data
•
Copyrights, patents, trade secrets, manufacturing processes or software

At Celestica, we all have a responsibility to protect the assets and information entrusted to us from loss, damage, misuse or theft. I never use Celestica assets or information for purposes which violate laws or company policy.

I respect and protect our assets
I understand that Celestica’s assets, such as funds, products, equipment, systems, facilities and supplies should be used only for business and other purposes approved by management. I am responsible for immediately reporting the theft, loss or misuse of company assets to my manager or on-site security. I do not engage in personal activities during work hours, such as excessive personal calls, emails, or use of social networking tools, that interfere with or prevent me from fulfilling my job responsibilities. I never use company computers, email systems or equipment for outside business purposes or for illegal or unethical activities such as viewing, creating, storing or sending content that others may find inappropriate, offensive or disrespectful. I understand that all third-party assets, including but not limited to software, may only be licensed or purchased through the Supply Chain Management organization. Employees are to be familiar with Celestica’s Acceptable Use Policy (AUP) related to the use of Celestica’s information resources. Employees should contact the Global Information Security Manager with any inquiries related to this policy.
Examples of assets:
•
Company money
•
Company product
•
Office supplies
•
Employees’ time at work and work product
•
Computer hardware systems and software
•
Telephones
•
Wireless communication devices
•
Photocopiers and fax machines
•
Company vehicles
•
Company trademarks
•
Printed documents

Ways I can help protect our proprietary and confidential information
•
Never disclose confidential information to anyone outside of Celestica without permission
•
Disclose confidential information to other employees only for legitimate business purposes and on a need-to-know basis
•
Keep confidential all information that could benefit a competitor or harm Celestica if disclosed
•
Store sensitive documents in locked files or drawers
•
Confidential information transmitted electronically may need to be encrypted prior to sending. If a passphrase was used to encrypt, never send it via email, share it over the phone.

12 | Celestica Business Conduct Governance

I respect privacy and safeguard confidential and proprietary information
At Celestica, we respect the privacy of our colleagues, business partners, customers and suppliers. In my day-to-day work life, I may be exposed to personal and business information about our colleagues, customers, suppliers or Celestica. This information is confidential and proprietary, and it is my responsibility to protect it by marking it accordingly, keeping it secure and limiting access to those who need it to do their jobs. I collect, use and process this information for legitimate business purposes only. I always handle personal information responsibly, in line with privacy laws and industry best practices, and take care to prevent unauthorized disclosure. My obligation to protect the confidentiality of Celestica’s proprietary information continues even after my employment ends.

I know that Celestica respects my privacy
In the normal course of business, Celestica collects and maintains personal data about employees related to our work or prospective work with Celestica. I take comfort in knowing that access to my data is restricted internally to people with a business need-to-know. I understand that my personal data may be transmitted domestically and internationally for legitimate business purposes. I know that my personal data may be disclosed to third-parties only with my consent, except in cases where the disclosure is for the administration of benefit plans or is a requirement to comply with legitimate investigations or legal requirements.

Improper disclosure of confidential and
proprietary information looks like…
A prospective customer asked Celestica to submit a request for a quote on a new proprietary consumer product. On a site tour, the customer tells Mary about the soon-to-be-released product, which Mary thinks is truly revolutionary. In her excitement, she tells her friend, a tech journalist, about the product. In disclosing the information, Mary has breached her obligations of confidentiality and may have placed the product launch in jeopardy.

Failure to safeguard customer information looks like…
Dean is responsible for gathering proprietary information about Celestica’s customers and is usually very careful to ensure that his files are placed in a locked drawer before he leaves the office. One evening, Dean was in a hurry to get to his daughter’s dance recital and inadvertently left open on his desk a file containing customer lists. Dean neglected his duty to safeguard his customer’s non-public information.

13 | Celestica Business Conduct Governance

Improper disclosure looks like…
Scott was thrilled to hear that Celestica’s quarterly results were a substantial improvement on the last three quarters. Proud and excited, he called his parents and encouraged them to purchase more shares in the company.
The public announcement of quarterly earnings was a week away. Scott improperly disclosed material information.

As a global organization, our company is subject to numerous laws, rules and regulations and we are committed to complying with them, wherever we do business. As a Celestica employee, I am not expected to be a legal expert, but I should understand and comply with the laws, rules and regulations that apply to my position and know when to seek advice.

I understand my responsibility as a public company employee
Public companies like Celestica have certain legal and regulatory obligations. As a Celestica employee, I may have access to confidential information that could affect Celestica’s stock price and that is not yet available to the public, such as revisions to earnings forecasts, financial results, restructuring, mergers and acquisitions, management changes or new products. This may also include information that relates to other public companies’ stock. This information could be deemed to be what is known as “material information.” I understand that I should never disclose or use “material information” about Celestica for my own financial benefit or that of anyone else, including friends and family.
I also understand that it is illegal to purchase or sell; offer to purchase or sell; or advise, recommend or encourage others to purchase or sell securities of any company, including Celestica, when I have knowledge of undisclosed “material information” about that company. In addition to being prohibited from trading in shares of Celestica, I may at times be prohibited from trading in shares of a company with which Celestica does business. For example, if I know that Celestica is in the process of acquiring another company, I cannot trade in the securities of that company until the information is publicly disclosed.
When in doubt, I consult our Corporate Disclosure Policy and Insider Trading Policy or email compliance@celestica.com.
In addition to legal restrictions on insider trading, I understand that Celestica may introduce policies at its discretion to limit my ability to trade Celestica securities for a specified time. I understand that it is my duty to comply with these policies.

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I am proud to work in a safe and ethical environment
Celestica is committed to providing a safe and ethical work environment for all of us. I take comfort in knowing that our company:
•
Pays all employees at least the minimum wage required by local laws
•
Provides all employees with all legally mandated benefits
•
Ensures that no forced, indentured or bonded labour is used
•
Complies with minimum age requirements for employment

I observe international trade controls
When I perform or am involved in import and export activities as a Celestica employee, I have a duty to be familiar with and follow all applicable laws and regulations, including observing proper licensing, shipping, documentation, reporting and records retention procedures.
I am committed to observing all local and international trade controls at all times. When I am in doubt regarding an import or export issue, I know that I can consult Celestica’s import/export policies and procedures or seek guidance from our internal and external teams who work in this complicated area.

I understand the consequences of non-compliance
We are all accountable for complying with the law, as well as Celestica’s policies including the BCG. I understand that if I fail to do so, Celestica may take disciplinary action against me, up to and including immediate dismissal. In some cases, when my conduct violates the BCG, it also violates the law. I understand that these violations may subject me to prosecution, imprisonment and fines. I understand that Celestica will cooperate fully with the appropriate authorities when laws are violated. Further, I understand that Celestica reserves the right to pursue remedies from responsible individuals or entities when the company suffers a loss.

Violations of trade controls look like…
John was completing documentation on several boxes scheduled to ship overseas and was in a hurry to complete the shipment. He did not confirm that the Country of Origin (COO) was correct prior to shipment, and as a result the information was wrong. John’s inaccurate documentation violated import/export regulations.

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I understand my duty to report violations
I have an obligation to uphold Celestica’s ethical standards, and our company is committed to providing me with the guidance I need, answering my questions and offering a number of reporting options. When I engage in or observe behaviour that concerns me, or that I suspect violates any law, the BCG or other Celestica policies, I raise the issue immediately with my manager, email compliance@celestica.com or contact the Ethics Hotline. I know that doing so allows Celestica to deal with the issue and correct it, ideally before it becomes a violation of law or a risk to our company’s health, security or reputation.
The BCG is intended to serve as a guide for our actions and decisions. But decisions or situations that involve legal or ethical issues are often complex and sometimes unclear. That’s why I have several options available to me for asking questions or reporting concerns. I can:
1.
Talk to my manager. He or she is always available to discuss my questions or concerns.
2.
Use our “Open Door” Policy. I should feel free to approach any member of management or my Human Resources representative to voice my concerns in confidence.
3.
Contact our Ethics Hotline. If I don’t feel comfortable reporting concerns internally, this service provides me with an anonymous option. I can call the Ethics Hotline to report my concerns. These services are available in my local language and are operated 24 hours a day, 7 days a week, by an independent company.
4.
Use web-based reporting. If I don’t feel comfortable reporting concerns directly to my manager or a member of the human resources team, I can also access the Ethics Hotline via a secure on-line web-based tool. The site is located at the following address - www.ethics.celestica.com. This option is available in my local language, 24 hours a day, 7 days a week and is provided by an independent company.

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Effective reporting
Celestica takes all reports of possible misconduct seriously and will investigate the matter confidentially, make a determination whether the BCG or the law has been violated, and take appropriate corrective action. If I become involved in a BCG investigation, I am expected to cooperate fully and answer all questions completely and honestly.
When I observe incidents or behaviours that violate the BCG, I accurately report relevant facts, including:
•
A description of the alleged misconduct
•
Names of employees involved and affected
•
Date and location the incident occurred
•
Any supporting documentation (emails, records, reports)

No reprisals
Celestica values the help of employees who identify concerns and potential violations of the BCG, laws or regulations. I understand that Celestica prohibits any threats, reprisals or retaliation of any kind against anyone who reports, in good faith, an actual or suspected violation of the law, the BCG or our other policies, or who cooperates or assists in an investigation related to reported violations. I know that Celestica reserves the right to discipline employees who knowingly provide false information or make false accusations. If I have participated in prohibited conduct, I know that I am encouraged to self-report and that Celestica will take this into consideration in making a decision about any disciplinary action.

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Ethics Hotline Dialing Instructions
When you call, you do not have to give your name. A professional interview specialist will document your concern and relay the information to Celestica for follow-up. You may reach the hotline by finding the location and phone number(s) in the chart indicated.

For the most recent list of updated contact numbers, visit
www.ethics.celestica.com.

If the location that you reside in is not listed in the table on the left, please use the following instructions to call the Ethics Hotline:
1 From an outside line contact your local operator.
2.
Request a reverse charge or collect call (based on service availability) to be placed to the United States, to the number 503-726-2457. All reverse charge or collect calls will be accepted by the Ethics Hotline service provider. Please note that international toll charges will apply if reverse charge or collect call services are not available from your country of residence.
3.
When the operator asks who is placing the call, give your company name. Do not give your name.

LOCATION	PHONE NUMBER
Austria	0800-291870
China South	From landline: 10-800-712-1239
China North	From landline: 10-800-120-1239
Czech Republic	800-142-550
Hong Kong	800-964214
Ireland	From landline: 1-800615403
Japan	0066-33-11-2505 00531-121520
Laos	416-448-2002
Malaysia	1-800-80-8641
Mexico	001-8008407907
Romania	001-800-913-4998
Singapore	800-1204201
Spain	900-991498
Switzerland	0800-562907
Taiwan	00801-13-7956
Thailand	001-800-12-0665204
United Kingdom	08-000328483
United States and Canada	1-888-312-2689

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